EXHIBIT 99.1

Exactech Q2 Net Income up 23% to $3.7 Million. Diluted EPS $0.27 vs. $0.23. Worldwide Sales Up 10% to $60.6 Million. U.S. Sales Increased 13%.

YTD Revenue Up 5% to $119.9M, Net Income $7.6M, EPS $0.56

Gainesville, Fla. - July 23, 2013 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today sales of $60.6 million for the second quarter of 2013, a 10% increase over $55.2 million in the second quarter of 2012. Net income was $3.7 million, or $0.27 per diluted share, compared to $3.0 million, or $0.23 per diluted share, in the same quarter a year ago.

Second Quarter Segment Performance

•	Knee implant sales remained flat at $21.0 million

•	Extremity implant sales increased 36% to $16.3 million

•	Hip implant sales increased 3% to $10.6 million

•	Biologic and Spine sales increased 15% to $6.8 million

•	Other sales decreased 2% to $5.9 million

Six Months Highlights and Segment Performance
For the first six months of 2013 revenue was $119.9 million, an increase of 5% over $113.8 million for the comparable period last year. Net income for the first six months of 2013 increased 20% to $7.6 million, or $0.56 per diluted share compared to $6.3 million, or $0.48 per diluted share for the first six months of 2012. First six month product revenues were as follows:

•	Knee implant revenue decreased 2% to $41.5 million

•	Extremity implant revenue increased 28% to $32.0 million

•	Hip implant revenue decreased 1% to $21.0 million

•	Biologic and spine revenue increased 6% to $12.9 million

•	Other products revenue decreased 5% to $12.5 million

Management Comment
Exactech Chairman and CEO Dr. Bill Petty said, “This was a strong quarter for Exactech. We were pleased with our bottom line performance with a 23% gain in net income and welcomed operating margin expansion. Our overall revenue gain of 10% was led by 36% growth in our shoulder sales and a 15% rise in revenue in our biologic and spine category. We are especially pleased with the continued robust growth of the Equinoxe shoulder. This ongoing success is due to the clinical advantages of the system that provide improved patient outcomes. Surgeons recognize these advantages and appreciate the excellent educational programs that Exactech offers to improve their ability to use the system to its full potential.

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We believe we are poised for continued growth with this offering and renewed growth for our hip and knee systems as we continue to introduce new products in these lines and expand our distribution channels.”

Exactech President David Petty said, “U.S. sales increased 13% to $39.9 million compared with $35.2 million in the second quarter a year ago. International sales increased 4% to $20.7 million. U.S. sales represented 66% of total sales and international sales were 34% of the total. For the first six months of 2013, U.S. sales rose 9% to $78.8 million compared with $72.0 million in 2012. International sales for the first six months of 2013 decreased 2% to $41.0 million and decreased to 34% of total sales from 37% of total sales for the first six months of 2012 due to relative weakness in some European markets. On a constant currency basis, international sales increased 7% and worldwide sales grew 11% for the second quarter.”

Chief Financial Officer Jody Phillips said, “Our focus on operating margin expansion during 2013 continues to pay off as we have expanded our operating profit during the first six months of the year to 10.2% of sales from 9.2% of sales during the first six months of 2012. We achieved this despite the gross margin decrease to 68.5% during the quarter as compared to 68.8% for the second quarter of 2012 primarily as a result of the impact of the Medical Device Excise Tax. Total operating expenses for the second quarter increased 8% to $35.3 million and as a percentage of sales decreased to 58% from 59% for the second quarter of 2012. We continue to feel that we are on track with our 2013 financial performance plan.”

Looking forward, Exactech narrowed its 2013 sales guidance to $237 - $241 million and its diluted EPS target to $1.05 - $1.09. For the third quarter ending September 30, 2013, the company said it anticipates sales of $54 - $56 million and diluted EPS of $0.20 - $0.22. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.

The financial statements are below.

Conference Call
The company has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, July 24. The call will cover the company's first quarter results. CEO Bill Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-877-941-8416 any time after 9:50 a.m. Eastern on July 24th. International and local callers should dial 1-480-629-9808. A live webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=105311.
This call will be archived for approximately 90 days.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech's orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech's press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

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EXACTECH INC.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company's products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Chief Financial Officer                    305-451-1888
352-377-1140                            E-mail: exactech@hawkassociates.com

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	June 30,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,689	$5,838
Accounts receivable, net of allowances of $1,098 and $1,012	54,918	48,073
Prepaid expenses and other assets, net	3,026	2,877
Income taxes receivable	1,132	502
Inventories – current	71,856	70,699
Deferred tax assets – current	2,348	2,229
Total current assets	138,969	130,218

PROPERTY AND EQUIPMENT:
Land	2,210	2,211
Machinery and equipment	34,471	33,158
Surgical instruments	92,237	85,115
Furniture and fixtures	3,798	3,858
Facilities	18,018	18,033
Projects in process	424	643
Total property and equipment	151,158	143,018
Accumulated depreciation	(68,808)	(61,586)
Net property and equipment	82,350	81,432

OTHER ASSETS:
Deferred financing and deposits, net	903	866
Non-current inventories	9,341	5,410
Product licenses and designs, net	10,033	10,534
Patents and trademarks, net	2,107	2,217
Customer relationships, net	878	1,108
Goodwill	13,303	13,356
Total other assets	36,565	33,491
TOTAL ASSETS	$257,884	$245,141

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,321	$14,773
Income taxes payable	1,527	2,188
Accrued expenses and other liabilities	10,718	11,726
Other current liabilities	250	250
Current portion of long-term debt	3,000	2,625
Total current liabilities	31,816	31,562

LONG-TERM LIABILITIES:
Deferred tax liabilities	2,938	3,186
Line of credit	17,314	12,197
Long-term debt, net of current portion	24,750	26,250
Other long-term liabilities	699	1,049
Total long-term liabilities	45,701	42,682
Total liabilities	77,517	74,244

SHAREHOLDERS’ EQUITY:
Common stock	135	133
Additional paid-in capital	66,959	63,918
Accumulated other comprehensive loss	(5,955)	(4,797)
Retained earnings	119,228	111,643
Total shareholders’ equity	180,367	170,897

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$257,884	$245,141

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Six Month Periods
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
NET SALES	$60,559	$55,185	$119,860	$113,813

COST OF GOODS SOLD	19,075	17,200	37,665	35,296
Gross profit	41,484	37,985	82,195	78,517

OPERATING EXPENSES:
Sales and marketing	21,483	19,968	43,007	41,788
General and administrative	5,321	4,735	10,417	10,383
Research and development	4,605	4,160	8,455	8,264
Depreciation and amortization	3,854	3,813	8,029	7,605
Total operating expenses	35,263	32,676	69,908	68,040

INCOME FROM OPERATIONS	6,221	5,309	12,287	10,477

OTHER INCOME (EXPENSE):
Interest income	2	8	3	8
Other income (loss)	22	(32)	51	(15)
Interest expense	(288)	(382)	(571)	(834)
Foreign currency exchange (loss) gain	(121)	(39)	(583)	184
Total other income (expenses)	(385)	(445)	(1,100)	(657)

INCOME BEFORE INCOME TAXES	5,836	4,864	11,187	9,820

PROVISION FOR INCOME TAXES	2,108	1,841	3,602	3,512

NET INCOME	$3,728	$3,023	$7,585	$6,308

BASIC EARNINGS PER SHARE	$0.28	$0.23	$0.57	$0.48

DILUTED EARNINGS PER SHARE	$0.27	$0.23	$0.56	$0.48

SHARES - BASIC	13,449	13,178	13,403	13,167

SHARES - DILUTED	13,631	13,268	13,587	13,264

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EXACTECH INC.